Exhibit 99.1

Einstein Noah Restaurant Group Reports First Quarter 2011 Financial Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--May 5, 2011--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the first quarter ended March 29, 2011.

Selected Highlights for the First Quarter 2011 Compared to the First Quarter 2010:

  Total revenues increased to $101.2 million from $100.8 million.
  System-wide comparable store sales decreased 0.8%.
  Adjusted EBITDA of $7.8 million compared to $8.7 million. (*)
  Net income of $1.2 million, or $0.07 per diluted share, compared to $0.6 million, or $0.03 per diluted share.
  Reduced outstanding indebtedness by $5.0 million since December 28, 2010 to $82.7 million.

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “Weather related softness impacted comparable store sales trends and combined with rising commodity costs dampened restaurant level margins in the quarter. However, cost of goods sold and labor initiatives helped limit the full impact on our results. Looking forward, I am confident that our balance of strong limited time offers and innovation coupled with our disciplined cost programs provide a well balanced approach to offset rising commodity concerns and to build on our long term growth opportunities.”

First Quarter 2011 Financial Results

For the first quarter ended March 29, 2011, system-wide comparable store sales decreased 0.8%, as transactions fell primarily due to the impact of weather related store closure days doubling to 173 days partially offset by an increase in average check. Total revenues increased to $101.2 million from $100.8 million.

Gross profit for the quarter was $17.8 million or 17.6% of total revenues compared with $18.8 million or 18.7% of first quarter 2010 total revenues. The Company’s gross profit impact for the quarter was primarily due to higher commodity costs and sales deleveraging, partially offset by the realization of operational efficiencies on labor costs.

The Company spent $3.3 million in marketing initiatives to build traffic and drive awareness of its brands during the first quarter of 2011 compared to $2.8 million in 2010. Much of this incremental investment in marketing initiatives came toward the end of the quarter to build momentum moving into the second quarter and the remainder of 2011.

Manufacturing and commissary gross profit improved to $1.4 million from $1.3 million in the first quarter of 2010. This segment’s gross profit percentage declined by 130 basis points as a percentage of revenue to 15.5% due to the timing lag of commodity costs relative to price increases to customers.

General and administrative expenses were largely unchanged despite higher costs related to the recruitment and relocation of a senior operations executive and the restatement of the Company’s historical financial results, offset by lower incentive compensation.

In 2011, the Company recorded $0.2 million in restructuring expense related to costs associated with the recruitment and relocation of a senior development executive.

In 2010, the Company recognized a non-cash adjustment of $0.9 million, or $0.06 per diluted share, on the modification of the redemption schedule of the Company’s Series Z preferred stock.

Adjusted EBITDA was $7.8 million in the first quarter of 2011 compared to $8.7 million in the first quarter of 2010. (*) Income before income taxes increased 11.3% to $2.0 million from $1.8 million.

Restaurant openings during the first quarter of 2011 included four Einstein Bros. restaurants, which consisted of one Company-owned restaurant, two franchise restaurants, and one license restaurant. In addition, one Company-owned restaurant has been relocated.

* A reconciliation of non-GAAP measures (Adjusted EBITDA) to GAAP measures presented can be found in the accompanying tables below. Free cash flow is defined as net cash provided by operating activities less net cash used in investing activities.

2011 Outlook

The Company expects to open between 75 and 90 total restaurants, including 10 to 14 new Company-owned restaurants, 20 to 26 new franchise restaurants, and 45 to 50 license restaurants. The Company currently has 20 signed development agreements for Einstein Bros. Bagels franchises, which would yield an ending pipeline of 100 to 110 additional franchise locations.

The Company projects capital expenditures to be between $28 million and $30 million, including the opening of the aforementioned Company-owned restaurants, the relocation of an additional 10 to 14 Company-owned restaurants, along with the continued roll-out of the new coffee program.

As previously communicated, commodity prices are expected to escalate more rapidly in 2011 than in 2010. Beyond the second quarter of 2011, the Company has secured protection for approximately 45% of its wheat needs for the third quarter.

The Company estimates a 2011 annual effective tax rate of 41%; however, the Company will continue to only pay minimal cash-taxes for the next several years.

Conference Call Today

The Company will host a conference call to discuss first quarter 2011 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, Chief Executive Officer and President, and Manny Hilario, Chief Financial Officer.

The dial-in numbers for the conference call are 1-877-407-0784 for domestic toll-free calls and 1-201-689-8560 for international. The conference ID is 370634. A telephone replay will be available through May 12, 2011, and may be accessed by dialing 1-877-870-5176 for domestic toll-free calls or 1-858-384-5517 for international. The conference ID is 370634.

The conference call will also be webcast live from Einstein Noah’s website at www.einsteinnoah.com.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.(R) and Noah's New York Bagels(R) brands and primarily franchises locations under the Manhattan Bagel(R) brand. The company's retail system consists of over 730 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company's stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “2011 Outlook”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," “look forward," “expects," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2011 quarter and period over period revenue and other financial results, comparable store sales, margin performance, and generating free cash flow are not necessarily indicative of future results, and our expectations for full year 2011 results are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new company-owned, license and franchise restaurants and upgrade company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	March 30,	March 29,	2011
	2010	2011	vs. 2010

Revenues:
Company-owned restaurant sales	$90,691	$89,799	(1.0%)
Manufacturing and commissary revenues	7,971	8,977	12.6%
Franchise and license related revenues	2,150	2,469	14.8%
Total revenues	100,812	101,245	0.4%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	25,706	26,113	1.6%
Labor costs	27,780	27,030	(2.7%)
Other operating costs	8,997	9,114	1.3%
Marketing costs	2,829	3,302	16.7%
Rent and related expenses	10,055	10,256	2.0%
Total company-owned restaurant costs	75,367	75,815	0.6%

Manufacturing and commissary costs	6,630	7,584	14.4%
Total cost of sales	81,997	83,399	1.7%

Gross profit:
Company-owned restaurant	15,324	13,984	(8.7%)
Manufacturing and commissary	1,341	1,393	3.9%
Franchise and license	2,150	2,469	14.8%
Total gross profit	18,815	17,846	(5.2%)

Operating expenses:
General and administrative expenses	10,072	10,091	0.2%
Depreciation and amortization	4,266	4,540	6.4%
Restructuring expenses	-	213	**
Other operating expenses	19	113	**
Income from operations	4,458	2,889	(35.2%)

Interest expense, net	1,751	910	(48.0%)
Adjustment for Series Z modification	929	-	(100.0%)
Income before income taxes	1,778	1,979	11.3%
Provision for income taxes	1,158	811	(30.0%)
Net income	$620	$1,168	88.4%

Net income	$620	$1,168	88.4%
Less: Additional redemption on temporary equity	(50)	-	(100.0%)
Net income available to common stockholders	$570	$1,168	104.9%

Net income available to common stockholder per share – Basic	$0.03	$0.07	133.3%
Net income available to common stockholders per share – Diluted	$0.03	$0.07	133.3%

Weighted average number of common shares outstanding:
Basic	16,467,072	16,678,607	1.3%
Diluted	16,765,609	16,981,144	1.3%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended
	(percent of total revenue)
	March 30,	March 29,
	2010	2011

Revenues:
Company-owned restaurant sales	90.0%	88.7%
Manufacturing and commissary revenues	7.9%	8.9%
Franchise and license related revenues	2.1%	2.4%
Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.3%	29.1%
Labor costs	30.6%	30.1%
Other operating costs	9.9%	10.1%
Marketing costs	3.1%	3.7%
Rent and related expenses	11.1%	11.4%
Total company-owned restaurant costs	83.1%	84.4%

Manufacturing and commissary costs (2)	83.2%	84.5%
Total cost of sales	81.3%	82.4%

Gross margin:
Company-owned restaurant (1)	16.9%	15.6%
Manufacturing and commissary (2)	16.8%	15.5%
Franchise and license	100.0%	100.0%
Total gross margin	18.7%	17.6%

Operating expenses:
General and administrative expenses	10.0%	10.0%
Depreciation and amortization	4.2%	4.5%
Restructuring expenses	0.0%	0.2%
Other operating expenses	0.0%	0.1%
Income from operations	4.4%	2.9%

Interest expense, net	1.7%	0.9%
Adjustment for Series Z modification	0.9%	0.0%
Income before income taxes	1.8%	2.0%
Provision for income taxes	1.1%	0.8%
Net income	0.6%	1.2%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.
SELECTED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

Selected Consolidated Balance Sheet Information:	December 28, 2010	March 29, 2011
Cash and cash equivalents, end of period	$11,768	$10,791
Property, plant and equipment, net	56,663	54,869
Total assets	205,067	204,384
Total debt	87,700	82,700
Total liabilities	127,681	125,292

	13 weeks ended
Selected Consolidated Cash Flow Information:	March 30, 2010	March 29, 2011
Net cash provided by operating activities	$12,159	$7,758
Net cash used in investing activities	(4,540)	(3,879)
Net cash used in financing activities	(6,738)	(4,856)
Free cash flow (cash provided by operating activities less cash used in investing activities)	7,619	3,879
	13 weeks ended
	March 30,	March 29,
	2010	2011

	(dollars in thousands)
Net income	$620	$1,168
Adjustments to net income:
Interest expense, net	1,751	910
Provision for income taxes	1,158	811
Depreciation and amortization	4,266	4,540
Adjustment for Series Z modification	929	-
Restructuring expenses	-	213
Other operating expenses	19	113

Adjusted EBITDA	$8,743	$7,755

	Trailing 12 Months Activity
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance March 30, 2010	430	79	182	691
Opened restaurants	4	14	31	49
Closed restaurants	(1)	(1)	(5)	(7)
Refranchised restaurants	(1)	1	-	-
Ending balance March 29, 2011	432	93	208	733

CONTACT:
For Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8253
rgross@icrinc.com